Exhibit 10.1
May 28, 2008
Dr. Sidney Harman
[Address Omitted]
Dear Dr. Harman:
     This letter memorializes the discussions between you and the other members of the Board of Directors regarding your retirement as non-executive Chairman of Harman International Industries, Inc. (the “Company”). On behalf of myself, the Board, and the Company, I thank you again for the leadership and vision with which you have founded, built, and guided the Company for over 50 years. I especially want to thank you for your leadership over the past few years in the process of transitioning the Company and for the critical guidance and advice you have shared with me.
     1. Retirement from Board of Directors. You hereby resign as non-executive Chairman of the Board, effective June 30, 2008 (the “Chairman Retirement Date”). You will continue to serve as a member of the Board until the date of the Company’s next annual shareholder meeting (the “Board Retirement Date”), which is currently expected to take place in late 2008. You and the Company agree that you will not be re-nominated for, nor will you seek election to, the Board at the annual meeting or at any future shareholder meetings (or otherwise). Effective as of the Chairman Retirement Date, you hereby resign from any offices, directorships and trusteeships that you hold with, or on behalf of, the Company or any of its affiliates (except as a member of the Company’s Board as provided above). From and after the Board Retirement Date, you shall hold the title of Founder and Chairman Emeritus of the Company.
     2. Transition Matters.
          (a) Director Fees. You will continue to receive your non-executive Chairman fee at a rate of $200,000 per annum through the Chairman Retirement Date, such fee to be prorated to reflect the portion of 2008 served as non-executive Chairman and the extent to which you have not already been paid. From the Chairman Retirement Date through the Board Retirement Date, you will receive cash fees at the same rate as cash fees payable to other non-employee directors, such fees to be prorated to reflect the portion of the year from the Chairman Retirement Date through the Board Retirement Date. You will not be eligible for any further awards of equity compensation.
          (b) Office. Through December 31, 2008, you will continue to have use of your office on the Company’s premises at 1101 Pennsylvania Avenue in the District of Columbia at no cost to you. You will vacate the premises no later than December 31, 2008. The Company will provide you with the opportunity, when you vacate your office, to purchase the furniture in your office for the furniture’s depreciated value (as reflected in the Company’s books and records).

          (c) Secretarial and Other Assistance. The Company intends to retain your current secretary and driver on the Company payroll through the Chairman Retirement Date on the terms currently in effect. Thereafter, you will be solely responsible for any secretarial, driver or other support services that you desire.
          (d) Automobiles. Through the Chairman Retirement Date, you will continue to have use of the two Company vehicles that you currently use on the terms currently in effect. On or about the Chairman Retirement Date, you may elect to purchase either or both of the vehicles for the applicable vehicle’s depreciated value (as reflected in the Company’s books and records). In the case of the automobile with a car phone, the $2,385 fair market value of such phone will be added to the purchase price. Following the Chairman Retirement Date, you will be solely responsible for all insurance and other costs associated with the vehicles if you purchase them.
          (e) Facilities Visit. The Company will arrange for visits by you prior to the Board Retirement Date to the Company’s Northridge, California, Farmington Hills, Michigan and Ittersbach, Germany facilities in connection with your retirement and to recognize your service and contributions to the Company. The Company will organize and pay for these visits in consultation with you (it being understood that all air travel in connection with such visits will be first class on commercial flights).
          (f) Transition Allowance. In recognition of the costs described above that are being shifted to you and in consideration of your commitments in Sections 3-5 below, the Company agrees that from the Chairman Retirement Date through June 30, 2013, the Company will provide you with an allowance of $150,000 per annum, payable monthly in arrears and prorated for any partial year.
     3. Cooperation. From and after the Chairman Retirement Date, you agree to use your reasonable best efforts to respond and provide information to the Company regarding matters of which you have knowledge as a result of your relationship with the Company, and to provide reasonable assistance to the Company, its affiliates, and their representatives in defense of any claims that may be made against or by the Company and its affiliates. All reasonable out-of-pocket expenses you incur in complying with this Section 3 will be borne by the Company. The Company hereby agrees that you will continue to be covered, at the Company’s expense, under the indemnification and insurance arrangements, in accordance with their terms, that the Company has in effect for current and former officers and directors of the Company and its affiliates. You and the Company agree that, subsequent to your execution of this Agreement, the Company will issue a press release in substantially the form set forth as Exhibit A hereto.
     4. Restrictive Covenants.
          (a) You shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not disclose to others, directly or indirectly, any confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses (including, without limitation, proprietary knowledge, research and inventions, and work product), provided that the foregoing shall not apply to information that is generally known to the public other than as a result of your breach of this Agreement nor shall it prohibit you from complying with a valid subpoena or court order. You agree that any attempt to interfere with the Company’s existing relationships would result in significant harm to the Company’s interests. Accordingly, you agree that from the date hereof through the third anniversary of the Board Retirement Date (the “Restricted Period”), you will not, directly or indirectly, solicit, recruit, or employ any person (other than your assistants Patti Shama and Marco Droquett) who is or was at any time during the six months prior to such action an employee, representative, officer or director of the Company or any of its affiliates.
          (b) During the Restricted Period, you will not, and will cause your affiliates not to (and you and they will not assist or form a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with, act in concert or participate with or knowingly encourage other persons to), directly or indirectly, (other than non-public proposals which you make to the Board to acquire the Company in the event of and as part of a Board-approved, publicly disclosed process to solicit offers for the sale of the Company) (1) acquire or offer to acquire, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, or in any other manner, beneficial ownership of any securities of the Company or its affiliates (other than acquisitions for passive investment purposes as a result of which you and they would not in the aggregate own more than 7% of the outstanding shares of common stock of the Company), any portion of the businesses or assets of the Company or its affiliates, or otherwise effect, offer, or propose to agree or effect, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction regarding the Company or its affiliates, (2) seek or propose to influence, change or control the management, board, governing instruments or policies or affairs of the Company or its affiliates (other than prior to the Board Retirement Date in your capacity as a director of the Company), including by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting or acting in concert with any person relating to the voting securities or business of the Company or seeking to influence, advise or direct the vote of any holder of voting securities of the Company, (3) make any public disclosure, or take any action which could reasonably be expected to require the Company to make any public disclosure, with respect to any of the matters set forth in this paragraph, (4) enter into any discussions or arrangements with any third party with respect to any of the foregoing or (5) make a request of the Company or Board to amend or waive this paragraph.
          (c) Neither you nor the Company shall make any disparaging statements about the other. Notwithstanding the foregoing, nothing herein shall preclude any person or entity from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, or from complying with applicable disclosure obligations.
          (d) You agree that the terms of this Section 4: (1) were agreed to by mutual assent of the parties hereto; (2) are supported by adequate consideration; (3) are reasonable in time and scope; and (4) serve to protect the legitimate economic interests of the Company and its affiliates. You further acknowledge and agree that your breach of the provisions of this Section 4 will cause the Company irreparable harm which cannot be adequately compensated by money damages, and that if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You agree that if you commit any such breach or threaten to commit any such breach, the Company will be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Company agrees that you may seek injunctive relief, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, for an asserted breach by the Company of Section 4(c).
     5. Release of Claims. In consideration of the promises set forth in this Agreement, which you acknowledge constitute sufficient consideration and exceed any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or any prior agreement between you and the Company, you agree to the terms of the Release of Claims set forth as Exhibit B hereto, which you are executing concurrently with execution of this Agreement.
     6. Miscellaneous.
          (a) Entire Agreement. This Agreement supersedes any prior agreement or understanding between you and the Company relating to your employment and service to the Company and its affiliates or any termination thereof, including, without limitation, the letter dated February 14, 2008 from the Company to you, provided that the provisions of such letter agreement relating to the Company’s Supplemental Executive Retirement Plan and to medical insurance remain in effect. Except as specifically set forth herein, you shall not be entitled to any payment or other benefit relating to your service or termination of service with the Company, other than your vested rights under the employee benefit plans of the Company and its affiliates in which you participated. This Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board.
          (b) Attorneys’ Fees. The Company agrees to reimburse your reasonable attorneys’ fees incurred in connection with the negotiation of this Agreement, such reimbursements not to exceed $60,000 in the aggregate.
          (c) Taxes. You acknowledge that you are solely responsible for any taxes due in respect of compensation in your capacity as a member of the Board or otherwise pursuant hereto.
          (d) Successors. This Agreement shall be binding upon, and inure to the benefit of, any successors and assigns of the Company. This Agreement (including the payments and benefits contemplated by Section 2) is personal to you, and you may not assign or transfer any of your rights or obligations hereunder (including to any person, entity, estate, heir, or otherwise).
          (e) Severability. If any one or more of the provisions or parts of a provision contained in this Agreement (including, without limitation, Section 4) and the agreements herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement and the agreements herein, but this Agreement and the agreements herein shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.
          (f) Governing Law. This Agreement shall be governed in accordance with the laws of the State of Delaware without regard to conflict of laws provisions.

     Again, we honor and thank you and hope that you will continue to be justifiably proud of Harman International Industries, Inc.
Please confirm your agreement with the terms set forth above by signing below.

Sincerely,
/s/ Dinesh C. Paliwal
Dinesh C. Paliwal
On behalf of Harman International Industries, Inc.

Acknowledged and Agreed:

/s/ Sidney Harman Sidney Harman

Exhibit A
Press Release
[omitted]

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Exhibit B
Release of Claims
          In consideration of the promises and compensation set forth in the Agreement to which this Release of Claims is attached (all capitalized terms set forth in this Release of Claims but not defined herein shall have the meanings ascribed to them in such Agreement), which I acknowledge constitute sufficient consideration and exceed any payment, benefit or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company or any prior agreement between me and the Company, I agree as follows:
          (1) I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge (i) the Company, its subsidiaries and affiliates, their respective employee benefit and/or pension plans or funds, insurers, successors and assigns, (ii) all past, present and/or future officers, directors, trustees, members, partners, employees, fiduciaries, administrators, controlling persons and successors and assigns of the foregoing, and (iii) all of the past, present and/or future agents, representatives and attorneys (including outside legal counsel) of any of the persons or entities described in (i) or (ii) of this paragraph and any of its and their successors and assigns in all cases whether acting as agents for or with respect to the Company, its subsidiaries or affiliates and their respective successors and assigns or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had or now have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date hereof, in connection with, or in any way related to or arising out of, my employment, service as a director, service as a consultant, service as an officer, service as a trustee, service as a fiduciary or termination of any of the foregoing or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Company, its subsidiaries or affiliates and their respective successors and assigns. This release includes, but is not limited to, any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Family and Medical Leave Act, and any claim for attorney’s fees, costs, disbursements and the like related to any claim described in this paragraph.
          (2) I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 1 above. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, or otherwise, any action or proceeding of any kind, judicial or administrative (on my behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date hereof which I released pursuant to Section 1 above. I further represent that, as of the date hereof, I have not taken any action encompassed by this paragraph. Notwithstanding anything herein to the contrary, this paragraph will not apply to any claims that I may have under ADEA and will not apply to the portion of the release provided for in Section 1 above relating to ADEA.
          (3) Matters to which the release and covenants in this Release of Claims do not apply are: (i) my rights under the Agreement to which this Release of Claims is attached, my rights of indemnification and related rights or otherwise with regard to my service as an officer or director of the

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Company (if any) and my rights under any D&O policy maintained by or for the benefit of the Company or its employees or directors at any time during or after the course of my employment with the Company (if any); (ii) my rights as a shareholder of the Company (if any); and (iii) my rights to vested benefits under any employee benefit plan of the Company.
          (4) I understand that for a period of seven days after I sign this Release of Claims, I have the right to revoke the portion of Section 1 above relating to ADEA by providing written notice to the Company at 281 Tresser Blvd, 15th Floor, Stamford, CT 06901, to the attention of the Chief Human Resources Officer. For any such revocation to be effective, written notice must be received by the General Counsel no later than the close of business on the seventh day after I sign this Release of Claims. In the event that I revoke such portion of Section 1 above during such seven-day period, the remainder of this Release of Claims and the Agreement to which it is attached will remain intact, except that the allowance provided for by Section 2(f) of the Agreement will be reduced to $75,000 per annum and I shall not have the rights set forth in Section 2(b), 2(d) or 2(e) of the Agreement.
          (5) I acknowledge that before signing this Release of Claims and the Agreement to which it is attached, I was given a period of 21 days in which to review and consider it; that I have, in fact, carefully reviewed this Release of Claims and the Agreement to which it is attached; and, that I am executing it voluntarily and of my own free will. I further acknowledge that I have been advised to consult with an attorney before signing this Release of Claims and the Agreement to which it is attached, and that, to the extent I wished to do so, I have done so. I further acknowledge that I have, in fact, been represented by independent legal counsel of my own choice throughout all of the negotiations preceding the execution of this Release of Claims and the Agreement to which it is attached, and that I have executed this Release of Claims and the Agreement to which it is attached after consultation with such independent legal counsel. I further acknowledge that I have read this Release of Claims and the Agreement to which it is attached in their entirety, that I have had all of their provisions explained by my legal counsel, who have answered any and all questions asked with regard to the meaning and legal effect of any of the provisions thereof, and that I fully understand the terms and legal effect of this Release of Claims and the Agreement to which it is attached. I agree that if I am executing this Release of Claims and the Agreement to which it is attached before the end of the 21-day period, such early execution is completely voluntary, and that I had reasonable and ample time in which to review this Release of Claims and the Agreement to which it is attached.

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Sincerely,
/s/ Sidney Harman
Sidney Harman

Acknowledged, Agreed and Accepted:

/s/ Dinesh C. Paliwal
On behalf of Harman International Industries, Inc.

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